EXHIBIT 99.1

For Additional Information:
Corporate Communications, Cygnus, Inc.
(650) 369-4300	www.cygn.com

FOR IMMEDIATE RELEASE

Cygnus Receives $5 Million Milestone Payment from Sankyo Pharma Inc.

Sankyo Pharma President Speaks at Cygnus’ Annual Stockholders’ Meeting

Redwood City, CA — May 15, 2002 — Cygnus, Inc. (Nasdaq: CYGN) announced today the receipt of its second milestone payment from Sankyo Pharma Inc., a wholly owned U.S. subsidiary of Sankyo Co., Ltd., a $4.3 billion Japanese pharmaceutical company.  This $5 million payment brings the total milestone payments from Sankyo Pharma Inc. to $10 million, pursuant to the co-promotion agreement for the GlucoWatch® Biographer in the United States.

Cygnus’ annual meeting of stockholders is being held today, May 15, 2002, John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc., will address the stockholders’ meeting. Mr. Joseph Pieroni, President of Sankyo Pharma Inc., will also address the stockholders’ meeting and will discuss his company’s capabilities and early market experience selling the GlucoWatch Biographer.

“Establishing our co-promotion relationship with Sankyo Pharma has been an important step in launching the GlucoWatch Biographer,” stated Mr. Hodgman, “Sankyo is a very professional organization with a broad and impressive range of commercial capabilities and resources from which our business can benefit. We are particularly pleased that Joe Pieroni expressed his desire to speak at our annual stockholders’ meeting. We look forward to a strong and profitable relationship for years to come.”

At the annual stockholders’ meeting, Mr. Hodgman will discuss upcoming company milestones, such as the seven scientific presentations relating to the GlucoWatch Biographer at the American Diabetes Association’s Scientific Sessions to be held in June (including a presentation describing an outcome study providing important new data on use of the Biographer in children and adolescents with Type 1 diabetes); the launch of the second generation product (GlucoWatch® G2™ Biographer) in the second half of 2002; the pending FDA approval decision of the Biographer for use by children and adolescents (ages 7-17); and other milestones.

Cygnus and Sankyo have been collaborating closely on sales and marketing efforts under a co-promotion agreement signed in November 2001. The agreement relates to the sale of the GlucoWatch Biographer and other similar glucose monitoring products in the United States. The agreement calls for Sankyo to provide a 50-person specialty sales force, well-versed in diabetes and its treatment, to leverage Sankyo’s already established relationships with physicians having the highest potential for prescribing the GlucoWatch Biographer.  Sankyo may also provide broad market coverage through its 450 primary care sales representatives.  In addition, Sankyo may deploy 20 managed care account managers to obtain insurance reimbursement for the GlucoWatch Biographer and 20 medical managers who will communicate key scientific data to medical professionals.

The GlucoWatch Biographer is available for sale through direct mail, not through retail pharmacies.  People interested in learning more about the GlucoWatch Biographer and how to order can request information by calling toll free 1-866-GLWATCH (1-866-459-2824) or by visiting www.glucowatch.com.  To obtain a GlucoWatch Biographer, adults (ages 18 or older) with diabetes will need to complete the order form contained in the Introductory Training Brochure, complete a training questionnaire to be sure the device is right for them and consult a health care professional to get a prescription. Purchases can only be made by using VISA® or MasterCard® credit cards.  At the completion of the transaction, the GlucoWatch Biographer and associated products will be shipped directly to the consumer.

The GlucoWatch Biographer consists of two main parts: the durable Biographer, which is the watch-like device that attaches to a person’s forearm, and the AutoSensor, the disposable component that attaches to the back of the Biographer and allows for glucose monitoring for up to 12 hours. The price of the Starter Kit, which includes the GlucoWatch Biographer, instructional video, user guide, battery charger and two rechargeable batteries, as well as other accessories, is $595. AutoSensors are sold in cartons of 16 and sell for $69.75.  Also available for sale at an introductory price of $35.00 is the GlucoWatch® Analyzer, FDA-approved software that downloads data retrieved by the individual’s Biographer into a personal computer for display and storage of data.  The software uses the data to generate statistical reports and graphs that are designed to create a comprehensive picture of an individual’s recent glucose level history and allow for analysis of trends and patterns in glucose levels.

The GlucoWatch Biographer is the first and only glucose monitoring system that provides readings frequently, automatically and non-invasively, up to three times an hour, for up to twelve hours day or night.  The Biographer is a glucose monitoring device designed to detect trends and track patterns in glucose levels in adults (ages 18 and older) with diabetes.  This device is intended for use by patients at home and in health care facilities.  It is for prescription use only.  The Biographer is intended for use as an adjunctive device to supplement, not replace, information obtained from standard home glucose monitoring devices.  The GlucoWatch Biographer is indicated for use in detection and assessment of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments, which may minimize these excursions. Interpretation of Biographer results should be based on the trends and patterns seen within several sequential readings over time. The GlucoWatch Biographer differs from other glucose monitoring systems in several ways.  It is non-invasive, collecting glucose through the skin, not from blood.  It automatically measures and displays glucose levels and detects trends and patterns in glucose levels as opposed to a single, discrete reading.  It has alert systems to inform users when glucose levels are too high, too low or declining rapidly.  The Biographer also stores up to 4,000 glucose values in an electronic diary that can be reviewed at the touch of a button or uploaded into a software program to enable detailed analysis of glucose fluctuations.

Sankyo Pharma is dedicated to developing and marketing important pharmaceutical products for the U.S. market. The company has offices in New York and New Jersey, and a research institute in California.  Sankyo Pharma’s parent company, Sankyo Co., Ltd. of Tokyo, is Japan’s second largest pharmaceutical company with annual worldwide sales of $4.3 billion. Sankyo has a long history of discovering new classes of drugs, including the statin class of lipid lowering drugs with its discovery of the first statin, mevastatin, and the co-discovery of lovastatin, the first statin therapy to be marketed. Additionally, Sankyo discovered, co-developed and manufactures pravastatin. Sankyo independently markets pravastatin throughout the world and through its licensee, Bristol-Myers Squibb. Pravastatin is marketed as Pravachol® in the United States. Detailed information about Sankyo Pharma is available at www.sankyopharma.com.

Cygnus, Inc. is engaged in the development, manufacture and marketing of new and improved glucose monitoring devices. Our products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. Our first approved product, called the GlucoWatch® Biographer, and our second-generation product are the only products approved by the U.S. Food and Drug Administration (FDA) that provide frequent, automatic and non-invasive measurement of glucose levels. A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the first-generation product in the United Kingdom and United States. We believe our product represents the most significant commercial technological advancement in self-monitoring of glucose levels since the advent, approximately 20 years ago, of finger-stick blood glucose measurement.  More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling the Company’s toll-free number, 1-866-GLWATCH, or by visiting http://www.glucowatch.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and commercially scale up the GlucoWatch Biographer, the Company’s plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and the Company’s plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release. “GlucoWatch” is a registered trademark of Cygnus, Inc.

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